Item 77QI(d): Copies of all constituent instruments referred to in answer to sub-item 77I.

LORD ABBETT BLEND TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Blend Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated May 1, 2001 (the “Declaration”), do hereby amend Section I.1 of the Declaration, pursuant to Section VIII.2 of the Declaration, by changing the name of the Trust from “Lord Abbett Blend Trust” to “Lord Abbett Equity Trust.”

This instrument shall constitute an amendment to the Declaration and, following execution by a majority of the Trustees, shall be effective on August 1, 2011. This instrument may be executed in several parts.

IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 21st day of July, 2011.

/s/ Rober S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster
/s/ E. Thayer Bigelow	/s/ Robert B. Calhoun, Jr.
E. Thayer Bigelow	Robert B. Calhoun, Jr.
/s/ Evelyn E. Guernsey	/s/ Julie A. Hill
Evelyn E. Guernsey	Julie A. Hill
/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff
/s/ James L.L. Tullis
James L.L. Tullis

LORD ABBETT EQUITY TRUST1

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Equity Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated May 1, 2001 (the “Declaration”), do hereby, pursuant to Section V.2 of the Declaration: (i) establish two new series of shares of the Trust to be designated the “Lord Abbett Calibrated Large Cap Value Fund” and the “Lord Abbett Calibrated Mid Cap Value Fund”; (ii) establish the following classes of the Lord Abbett Calibrated Large Cap Value Fund: Class A, Class C, Class F, Class I, Class R2, and Class R3; and (iii) establish the following classes of the Lord Abbett Calibrated Mid Cap Value Fund: Class A, Class C, Class F, Class I, Class R2, and Class R3. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration and, following execution by a majority of the Trustees, shall be effective on September 1, 2011. This instrument may be executed in several parts.

IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 21st day of July, 2011.

/s/ Rober S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster
/s/ E. Thayer Bigelow	/s/ Robert B. Calhoun, Jr.
E. Thayer Bigelow	Robert B. Calhoun, Jr.
/s/ Evelyn E. Guernsey	/s/ Julie A. Hill
Evelyn E. Guernsey	Julie A. Hill
/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff
/s/ James L.L. Tullis
James L.L. Tullis

1 At the July 21, 2011 meeting of the Trustees, prior to executing this amendment, the Trustees of the Lord Abbett Blend Trust considered and approved an amendment to the Trust’s Certificate of Trust and amendment to the Declaration to change the name of the Trust to Lord Abbett Equity Trust, effective August 1, 2011.